PRESS RELEASE
 Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

July 17, 2018	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2018, of $2,002,654 or $0.39 per share compared to $1,499,513 or $0.29 per share for the second quarter of 2017. Year to date earnings for 2018 are $3,985,197 or $0.77 per share compared to $2,913,729 or $0.57 per share a year ago.

Total assets at June 30, 2018 were $654,995,774 compared to $667,045,595 at year end and $648,174,342 at June 30, 2017. The year-over-year asset growth has been driven in part by increases in loans in the amount of $18,227,292 year to date and $18,319,098 year over year, while the decrease during the six month period is due to the maturing of municipal investments at the end of the annual municipal finance cycle for school districts in Vermont. Tax anticipation loans for fiscal year 2019 were funded on July 1, 2018 in an amount comparable to the balances that matured on June 30.

The growth in loans has continued to support asset yields, resulting in an increase in net interest income of $395,027, or 6.9% for the first six months of 2018 compared to the same period in 2017. Funding for the loan growth came from the use of wholesale funds. Further contributing to the Company’s performance was an increase in year to date non-interest income of 12.13% as well as an increase in year to date non-interest expenses of only 2.20%, resulting in the increase in net income of 36.77%, compared to 2017. The significant increase in non-interest income was primarily due to a one-time gain on sale of property of $263,118 which was directly related to the sale of a Condominium unit to the Company’s affiliate, CFSG. Prior to the sale, CFSG rented this unit since its formation in 2002.

President and CEO Kathryn Austin commented on the second quarter results. “We are pleased with these results. The increase in loans of $18.2 million, together with the increases in short-term rates, is contributing to these improved earnings. While the Bank’s balance sheet is positioned to earn higher net interest income in a rising rate environment, the increase in short term rates continues to put upward pressure on interest rates paid on deposit accounts and overall funding cost. Core deposits remain our preferred source of funds whenever possible. These positive results are attributed to the hard work and dedication of our employees. We continue to be “Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share, an increase of $0.02 per share compared to the first quarter, payable August 1, 2018 to shareholders of record as of July 15, 2018.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.